Exhibit 23(a)

                     CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of OrNda HealthCorp for the registration of 140,000 shares of its common stock and to the incorporation by reference therein of our report dated October 10, 1995 (except for paragraph 7 of Note 6 and paragraph 9 of Note 8, as to which the dates are October 27, 1995 and October 31, 1995, respectively), with respect to the consolidated financial statements and schedule of OrNda HealthCorp included in its Annual Report (Form 10-K) for the year ended August 31, 1995, filed with the Securities and Exchange Commission.


                             /s/ Ernst & Young LLP
                             Ernst & Young LLP


Nashville, Tennessee
January 25, 1996